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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in the Registration Statements of Gray Communications Systems, Inc. (Form S-8 No. 33-84656 and Form S-8 No. 333-17773) pertaining to the Gray Communications Systems, Inc. Capital Accumulation Plan, the Registration Statements (Form S-8 333-15711 and Form S-8 No. 333-89855) pertaining to the Gray Communications Systems, Inc. 1992 Long-Term Incentive Plan and the Registration Statement (Form S-8 No. 333-42377) pertaining to the Non-Employee Directors Stock Option Plan of our report on the consolidated financial statements of Stations Holding Company, Inc. and Subsidiaries dated March 15, 2002 except for the subsequent events described in Note Q as to which the date is June 4, 2002, appearing in this Report on Form 8-K.


/s/ McGladrey & Pullen, LLP



Rockford, Illinois
July 17, 2002